UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


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                                 SCHEDULE 13G/A





                   Under the Securities Exchange Act of 1934
                         (Amendment No. __3_________)*

                    	ELECTRONIC GAME CARD INC.
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		285716106
             -----------------------------------------------------
                                 (CUSIP Number)

			            12/31/08
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[] Rule 13d-1(c)
[] Rule 13d-1(d)



----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 285716106



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

	INGALLS & SNYDER, LLC
	13-5156620




--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)  [  ]
         (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


     U.S.A.

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES          0
BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH           1,560,000
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH           0
--------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                   3,259,500
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,259,500
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

{}

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.9%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

BD, IA
--------------------------------------------------------------------------------

CUSIP No.  63845P101


Item 1.     (a)   Name of Issuer:

                 	ELECTRONIC GAME CARD, INC.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

			712 5TH AVENUE, NEW YORK, NY 10019

                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

		 INGALLS & SNYDER, LLC
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:


	       	61 BROADWAY, NEW YORK, NY 10006

                  --------------------------------------------------------------
            (c)   Citizenship:

			NEW YORK
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  		COMMON STOCK
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                                285716106
                  --------------------------------------------------------------

 Item 3.If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a)[ X ]Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)[   ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)[ ]Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d)[ ]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e)[  X ]An investment adviser in accordance with Section
		240.13d-1(b)(1)(ii)(E);

      (f)[   ]An employee benefit plan or endowment fund in accordance with
      Section 240.13d-1(b)(1)(ii)(F);

      (g)[   ]A parent holding company or control person in accordance with
		Section 240.13d-1(b)(1)(ii)(G);

      (h)[ ]A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act
	of 1940 (15 U.S.C. 80a-3);

      (j)[ ]Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).



Item 4.Ownership.
      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)Amount beneficially owned: 3,295,500

      (b)Percent of class: 5.9%

      (c)Number of shares as to which the person has:


      (i)Sole power to vote or to direct the vote:
	 0.


      (ii)Shared power to vote or to direct the vote:
	 1,560,000


      (iii)Sole power to dispose or to direct the disposition of
   	 0


      (iv)Shared power to dispose or to direct the disposition of:
 	3,295,500

      Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).


Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
		INAPPLICABLE

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

Ingalls & Snyder, LLC ("I&S"), is a registered broker dealer and a registered investment advisor. Shares reported under shared dispositive power and shared voting power include shares held in I&S accounts managed under investment advisory contracts.



Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

		INAPPLICABLE

Item 8.     Identification and Classification of Members of the Group.

		INAPPLICABLE

Item 9.     Notice of Dissolution of Group.

		INAPPLICABLE


Item 10.    Certification.



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 1/26/09


BY:
/s/ THOMAS O. BOUCHER, JR.
----------------------------------
                      (Signature)*
THOMAS O. BOUCHER, JR.